Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

           Protein Polymer Technologies Announces Intention to Acquire

                               Surgica Corporation



San Diego, CA - July 14, 2005 - Protein Polymer Technologies, Inc. (OTC Bulletin
Board: PPTI.OB), a biotechnology device company that is a pioneer in protein design and synthesis, announced today that it has issued a letter of intent to acquire Surgica Corporation, a medical device company that develops, manufacturers and markets embolization products. Embolization is a minimally invasive procedure performed by interventional radiologists, used to treat uterine fibroids, liver cancer and neurovascular conditions.

Under the terms of the arrangement, PPTI would acquire Surgica's assets with a combination of PPTI common stock and cash. Assets comprise intellectual property including one issued patent, product lines and an FDA-approved manufacturing facility. The company currently has three FDA-approved Polyvinyl Alcohol (PVA) product lines - PVA Plus(TM), MicroStat(TM) and MaxiStat(TM), with one additional product under development. Surgica's PVA foam embolization products are manufactured with a uniform and controlled-size pore structure, in both spherical and standard particle forms, allowing for even hydration and fluid suspension properties. These properties provide for more consistent performance, more precise delivery and less potential for catheter occlusion, improving procedure efficiency and safety. Embolization products are used to treat a variety of medical conditions by blocking blood flow to tissues, damaged blood vessels, vascular malformations and tumors including fibroids.

Surgica's PVA Plus product is currently marketed through a partnership with AngioDynamics, Inc. (Nasdaq: ANGO), a leader in the field of interventional radiology.

"The acquisition of Surgica would represent an excellent strategic fit and an opportunity for PPTI to transition from a research and development company to one that commercializes innovative products," commented William N. Plamondon III, Chief Executive Officer of Protein Polymer Technologies. "We believe that adding Surgica's product lines will allow us to enter the growing embolization marketplace and will diversify and significantly expand our revenue."

PVA has an exceptional history of safety and utility in medical devices. One of the most rapidly growing areas for embolization is the non-surgical treatment of uterine fibroids. Approximately 70 percent of the projected 275,000 hysterectomies performed to treat uterine fibroids in 2005 would benefit from this minimally invasive procedure. The company estimates that a conservative annual market potential for uterine fibroid embolization (UFE) could exceed $200 million in the U.S. and $300 - $500 million worldwide.


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Embolic agents are also used in the treatment of inoperable liver cancer, a condition which affects approximately 75,000 people in the United States, with an annual market potential of $200 million U.S. and $400 million worldwide.

Upon completion of the acquisition, Surgica would become a division of PPTI. Louis R. Matson, Founder and Chief Executive Officer of Surgica, would assume the role of division President, reporting to Mr. Plamondon. Closing is subject to definitive documentation, Board approvals and other customary conditions. The transaction is expected to be completed in late third quarter or early fourth quarter 2005.

"Surgica's employees and management have done a tremendous job in building the value and capabilities of the company. We look forward to welcoming the Surgica team to PPTI," commented Donald Kaplan, PhD, President and Chief Operating Officer of PPTI.

About Protein Polymer Technologies, Inc.

Protein Polymer Technologies, Inc. is a biotechnology company that discovers and develops innovative therapeutic devices to improve medical and surgical outcomes. The Company focuses on developing technology and products to be used for soft tissue augmentation, tissue adhesives and sealants, wound healing support and drug delivery devices. Protein Polymer Technologies proprietary protein-based biomaterials are uniquely tailored to optimize clinical performance and contain no human or animal components that could potentially transmit or cause disease. The company is headquartered in San Diego, California. For additional information about the company, please visit www.ppti.com.

To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2004 Annual Report Form 10-KSB, and 10KSB/A and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

Company Contacts:

Erin Davis, (858) 558-6064 x 120

Protein Polymer Technologies, Inc.



Media Contacts:

Bryan deCastro, (631) 495-9177

Carole Boucard, (954) 370-2524

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